Exhibit 10.35
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

FINAL	October 25, 2007
MEMORANDUM OF UNDERSTANDING
     THIS MEMORANDUM OF UNDERSTANDING (the “MOU”) is entered into as of October 25, 2007 by and among Evergreen Solar, Inc., a corporation organized under the laws of Delaware, USA (“ESLR”), Q-Cells AG, a stock corporation organized under the laws of Germany (“QC”), Renewable Energy Corporation ASA, a stock corporation organized under the laws of Norway (“REC”, and together with ESLR and QC, the “Parents”), and EverQ GmbH, a limited liability company organized under the laws of Germany (“EQ”). Each of the Parents respectively and EverQ may individually hereinafter sometimes be referred to as “a Party” and collectively as “the Parties”). Capitalized terms used herein shall have the definitions set forth in Section A of this MOU.
R E C I T A L S:
     WHEREAS, EQ was organized by the Parents to manufacture solar wafers, cells and panels for commercial and residential solar electric systems utilizing ESLR’s String Ribbon Technology;
     WHEREAS, in accordance with the business plan developed and approved by the Parties the “Business Plan”), the Parents desire that EQ become a stand-alone company, focused on low-cost manufacturing, with its own personnel to perform the marketing, sales, production, engineering, research and design and general and administrative functions of the business, and an enhanced expanded management team;
     WHEREAS, in approving the Business Plan, the Parents and the management of EQ have determined that EQ should complete an IPO as soon as practicable and thereafter endeavor to expand its production capacity to 600 MW;
     WHEREAS, EQ will need to secure a supply of polysilicon for its continued production of solar panels and for the expansion of its production capacity, and REC desires to grant EQ an option to enter into a polysilicon supply agreement;
     WHEREAS, certain rights and obligations under the existing licensing agreement between ESLR and EQ related to the String Ribbon Technology, including both the Gemini String Ribbon Technology and the Quad/COF Technology will need to be amended and modified to enable EQ’s operation as a stand-alone business;
     WHEREAS, other amendments and modifications to existing agreements among the Parties will need to be made in connection with the proposed strategic changes in EQ’s business operations; and

FINAL	2	October 25, 2007
     WHEREAS, EQ will need additional financial resources and other assistance to rapidly position EQ as a worldwide leader in the manufacture of low cost solar panels;
     NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
     A. Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:
     “Actual Base Rate” shall have the meaning as set forth in Section F.II.3.
     “Actual Quad Cost” shall have the meaning as set forth in Section F.II.3.
     “Added Value” shall have the meaning as defined in the LTTA.
     “Additional SR Technology” shall have the meaning as set forth in Section G.I.
     “Banks” shall have the meaning as set forth in Section J.II.
     “Base Rate” shall have the meaning as set forth in Section F.II.1.
     “Business Plan” shall have the meaning as set forth in the Recitals to this MOU.
     “Commercial Improvements” shall mean any patentable improvement or patentable development arising from the String Ribbon Technology that reduces the production costs or increases the output, effectiveness, utility or value of the Licensed Products.
     “Cost Savings” shall have the meaning as defined in the LTTA, however, taking into account the specifics in the MOU.
     “Declining Factor” shall have mean the factor multiplied by the Base Rate in the 2nd through 8th years of production pursuant to Section 4.1(f)(i) of the LTTA.
     “End of First Year” shall have the meaning as set forth in Section F.II.1.
     “EQ 2 Cost Base” shall have the meaning as set forth in Section F.II.1.
     “EQ 2” shall mean the existing production facilities of EQ as of the date of this Agreement using the string ribbon technology licensed from ESLR.
     “EQ 3” shall mean the planned expansion of EQ with a capacity of further 75 MW based on the Quad/COF Technology.
     “First Year” shall have the meaning as set forth in Section F.II.1.
     “Full Production” shall have the meaning as set forth in Section F.II.1.

FINAL	3	October 25, 2007
     “Gemini Compensation Value” shall have the meaning as set forth in Section E.IV.
     “Gemini Right” shall have the meaning as set forth in Section E.I.
     “Gemini String Ribbon Technology” shall mean the String Ribbon Technology as used in EQ 2 as of the date of this MOU.
     “Improved Gemini String Ribbon Technology” is the Gemini String Ribbon Technology and all Commercial Improvements made to Gemini String Ribbon Technology by ESLR that are available as of the IPO.
     “IPO” shall have the meaning as set forth in Section J.I.
     “Licensed Products” shall have the meaning as defined in the LTTA, however, taking into account the specifics in the MOU.
     “LTTA” is the Amended and Restated License & Technology Transfer Agreement By and Between ESLR and EQ as of September 29, 2006.
     “MNIP” shall have the meaning as defined in the LTTA, however, taking into account the specifics in the MOU.
     “MOU” shall mean this Memorandum of Understanding.
     “Nominal Output” shall have the meaning as set forth in Section F.II.1.
     “Nominal Savings” shall have the meaning as set forth in Section F.II.2.
     “Parties” are ESLR, QC, REC and EQ.
     “Quad/COF License” shall have the meaning as set forth in Section F.I.
     “Quad/COF Technology” meaning the Quad ribbon process of ESLR for producing silicon wafers including Cut on the Fly as such technology exists at the time the final Quad/COF License agreement between EQ and ESLR is entered into pursuant to this MOU.
     “Quad Cost Savings” shall have the meaning as set forth in Section F.II.1.
     “Ramp Up Period” shall have the meaning as set forth in Section F.II.1.
     “Royalty Rate Quad” shall have the meaning as set forth in provision Section F.II.1.
     “Silicon Offer” shall have the meaning as set forth in Section D.I.
     “Spreadsheet” shall have the meaning as set forth in Section F.II.3.

FINAL	4	October 25, 2007
     “Start of Full Production” shall have the meaning as set forth in Section F.II.1.
     “String Ribbon Technology” shall have the meaning as defined in the LTTA as “String Ribbon” and “Technology”.
     B. General.
     I. Announcement. EQ will, concurrently with signing this MOU, announce that the construction of EQ 3 has been approved by the Supervisory Board of EQ and that completion of an IPO of EQ is an objective of the Parents.
     II. Name Change. EQ will shortly thereafter change its name to a name not associated with the names of any of the Parents. With announcement of a new name of EQ, the re-branding of EQ shall commence. Initially the re-branding of its products will be achieved by labeling the existing products with the new EQ name to the extent such products will not be used to satisfy orders outstanding under sales agreements entered into by ESLR prior to the date of this MOU.
     III. License Concerns. One or more definitive license agreement(s) regarding the licenses contemplated by this MOU (or an amendment and restatement of the LTTA) shall be negotiated in good faith by the parties following the date of this MOU. In the case of the license of the Quad/COF Technology granted effective on the date of this MOU, until such time as (a) definitive agreement(s) has been entered into (or amendment and restatement of the LTTA has been effected), the terms of the LTTA, to the extent they are not inconsistent with the terms of the Quad/COF Technology license set forth in this MOU shall apply to the license of such technology. All licenses granted in accordance with this MOU shall include all associated Technical Deliverables as defined in the LTTA.
     IV. Access to Suppliers. For one year after the IPO, except for standard purchase agreements with suppliers, neither ESLR nor EQ will enter into exclusive supply agreements with suppliers of string ribbon related wafer furnaces and string if such suppliers could otherwise provide such furnaces and string to the other party. EQ and ESLR will cooperate to negotiate in good faith a capacity plan with their string manufacturer to secure supply for the expansion plans for both companies.
     C. Governance Changes. By 30 June 2008, if the Parents have not unanimously agreed to have EQ abandon its efforts to complete an IPO, the Supervisory Board shall consist of three representatives of the employees of EQ, one representative of each Parent and 3 independent directors who shall be individuals (i) who are not affiliated with any of the Parents or EQ, (ii) with relevant industry experience and (iii) who are capable of serving as directors of a publicly-traded company. Each Parent will nominate one independent director and the other Parents agree to elect each independent director so nominated. Should the IPO be cancelled/abandoned, the Parents agree to return to a Supervisory Board that consists of 3 employee representatives and 2 directors elected by each Parent.

FINAL	5	October 25, 2007
     D. Silicon Supply.
     I. REC hereby offers EQ a further take or pay polysilicon supply agreement to provide EQ with sufficient polysilicon through 2015 to meet the production needs for expanding EQ up to annual production capacity of at least 600 MW by 2012 (the “Silicon Offer”).
     II. The commercial key parameters of the Silicon Offer shall be as follows:
     1. Volume:

	2010	2011	2012	2013	2014	2015
New Contract Volume	[****]t	[****]t	[****]t	[****]t	[****]t	[****]t
     2. Pricing (New contract Volume):

	2010	2011	2012	2013	2014	2015
Pricing for New Volume (USD/kg)	[****]	[****]	[****]	[****]	[****]	[****]
     3. Prepayment:
EQ shall provide REC with a prepayment of USD [****] Million, this amount is equivalent to the last 12 months payable under the contract, based upon take or pay delivery of [****] MT at [****] USD/kg. The prepayment will be paid from the proceeds of the IPO. In recognition of this pre-payment, REC will discount the purchase price of polysilicon in the following fashion:

	2010	2011		2012		2013		2014		2015
Discount	—	[****]	%	[****]	%	[****]	%	[****]	%	[****]	%
     III. EQ has the right to accept the Silicon Offer during a period of six months commencing on the date of this MOU. Acceptance shall be effected by providing written notice to REC. If EQ does not accept the Silicon Offer during this six-month period, the Silicon Offer shall automatically be deemed withdrawn, and no subsequent acceptance by EQ shall have any binding effect on REC. Neither QC nor ESLR have the right to claim the benefits of the Silicon Offer.
     IV. Upon acceptance, EQ and REC will prepare, negotiate and execute in good faith the full silicon contract according to the terms laid out in this MOU. The full silicon contract between EQ and REC shall be in substantially in the same form as the Second REC Supply Agreement dated as of September 29, 2006, except for the volume, pricing and prepayment terms described above.

FINAL	6	October 25, 2007
     V. The Silicon Offer, although it may be accepted prior to an IPO, is not valid and will not be executed upon unless and until an IPO or any other exit, mutually agreed between the Parents and allowing the Parents to sell shares, has taken place. For the avoidance of doubt, no shipment of polysilicon from REC to EQ shall take place under any supply agreement resulting from EQ’s acceptance of the Silicon Offer until the occurrence of an IPO or another exit, mutually agreed between the Parents and allowing the Parents to sell shares. In no event shall the Silicon Offer be valid if an IPO or another exit, mutually agreed between the Parents and allowing the Parents to sell shares, does not take place before December 31, 2009. Regardless of whether the IPO or another exit takes place before December 31, 2009, the current agreements between the Parties regarding the supply of polysilicon to EQ by REC shall remain in place in accordance with their terms.
     E. Gemini String Ribbon License.
     I. At the IPO, or at any other exit, mutually agreed between the Parents and allowing the Parents to sell shares, ESLR will grant to EQ an irrevocable, non-exclusive, perpetual, world-wide, non-transferable, royalty-free, without the right to sublicense (except as set forth below), license to make, but not have made, Licensed Products based on the Gemini String Ribbon Technology and all Commercial Improvements made to Gemini String Ribbon Technology by ESLR that are available as of the IPO (such license rights related to the Gemini String Ribbon Technology, the “Gemini Right”).
     II. EQ is only entitled to sublicense the Gemini String Ribbon Technology as well as the Commercial Improvements made by ESLR to the Gemini String Ribbon Technology, without the right to sublicense further, to its future wholly owned affiliates as well as future affiliates in which EQ holds [****]. EQ shall continue to hold [****] of the equity in such affiliate for at least five years after commencement of the sublicensing agreement with such affiliate. EQ can only sublicense the Gemini String Ribbon Technology to its affiliates for use in countries where enforceable patent protection exists in favor of ESLR or in which there are pending patent application for the String Ribbon Technology. Further sublicensing by EQ to other territories or other affiliates will be considered by ESLR on a case-by-case basis with full discretion to permit or forbid such sublicensing if ESLR determines that there is an unreasonable risk of violation of the intellectual property rights related to the String Ribbon Technology. In any case of sublicensing of the Gemini String Ribbon Technology, ESLR will not receive any additional royalty.
     III. EQ is entitled to improve the Gemini String Ribbon Technology as well as the Improved Gemini String Ribbon Technology and shall provide ESLR with a world-wide, non-exclusive, perpetual, irrevocable, sublicenseable royalty bearing right to make and have made license to any Commercial Improvements to the Gemini String Ribbon Technology as well as to the Improved Gemini String Ribbon Technology. The calculation of the royalty rate shall be made according to Section G.III.2. ESLR will pay EQ royalties from first sublicensing or further sublicensing by the first sublicensee (or stipulate that sublicensors pay such royalties directly to EQ) based on the same terms as

FINAL	7	October 25, 2007
if the volume manufactured and sold by the first sublicensee or any further sublicensee of the first sublicensee had been manufactured and sold by ESLR. The amount of the royalties or other consideration received by ESLR from its sublicensees for the Gemini String Ribbon Technology and/or Improved Gemini String Ribbon Technology shall not affect the royalty payment made by ESLR to EQ for such sublicenses.
     IV. ESLR shall be compensated by EQ for granting EQ the Gemini Right. The value of this compensation (the “Gemini Compensation Value”) shall be [****] million USD and shall be paid by EQ in cash to ESLR once EQ has received the proceeds of the IPO, or after any other exit, mutually agreed between the Parents and allowing the Parents to sell shares, has taken place,
     V. All royalty payments for Gemini String Ribbon Technology paid under the LTTA from EQ to ESLR from January 1, 2008 until the IPO shall be credited against the Gemini Compensation Value, reducing the Gemini Compensation Value respectively. After full payment according to Sections E.IV. and E.V., EQ is not obliged to pay any further royalties for the Gemini Right.
     VI. During the five-year period following the IPO, or following any other exit, mutually agreed between the Parents and allowing the Parents to sell shares, under no circumstances shall the technology developments and improvements by EQ or ESRL and any of their respective affiliates and/or first and further sub-licensees of the Gemini String Ribbon Technology (including any Commercial Improvements thereto) block or prevent further technology development of the Gemini String Ribbon Technology (including any Commercial Improvements thereto) by EQ or ESLR. In no event shall this provision require EQ or ESLR or any of its their respective affiliates and/or sub-licensees to disclose or share technology developments or improvements of the Gemini String Ribbon Technology (including any Commercial Improvements thereto) unless such technology developments and improvements are Commercial Improvements which are subject to the cross-license requirements provided for in this MOU.
     F. Quad/COF License.
     I. Effective as of the date of this MOU, EQ is entitled to an irrevocable, non-exclusive, perpetual, world-wide, non-transferable, royalty-bearing, without the right to sublicense (except as defined below), license to make, but not have made, Licensed Products based on the Quad/COF Technology from ESLR as well as all Commercial Improvements ESLR makes to the Quad/COF Technology at any time after the date of this MOU until five years after the IPO, or until five years after any other exit, mutually agreed between the Parents and allowing the Parents to sell shares (the “Quad/COF License”).
     II. The royalty payable by EQ to ESLR for the Quad/COF License shall be based on Royalty Rate Quad and the royalty rate for Commercial Improvements to the Quad/COF Technology (see Section F.II.5 below) which shall be determined by the

FINAL	8	October 25, 2007
principles stated in Section 4.1(f) of the LTTA unless determined otherwise in this Section F.
     1. The following shall apply:
•	Quad/COF Technology is accepted as MNIP by all Parties.

•	EQ shall pay ESLR a royalty equal to the respective Royalty Rate Quad multiplied by units (one unit being one Wp) manufactured and sold by EQ for the relevant calculation period.

•	“Royalty Rate Quad” = Base Rate x Declining Factor.

•	The “Base Rate” as defined in Section 4.1(f)(i) of the LTTA shall be set at [****] as in the LTTA) of the Quad Cost Savings (as defined below) without giving any additional consideration to the Added Value component stated in the LTTA (i.e. 0% of the Added Value).

•	The Cost Savings generated by Quad/COF Technology (the “Quad Cost Savings”) will be equal to the difference between actual costs at EQ 2 (the “EQ 2 Cost Base”) and the Actual Quad Cost (as defined below) for the same time period. The Parties agree that the EQ 2 Cost Base shall be calculated based on the spreadsheet attached hereto as Exhibit A (the “Spreadsheet”), which shall be used as a modifiable model for the calculation of the EQ 2 Cost Base, taking into account that the Parties will improve the Spreadsheet if its economic assumptions or methodology are incorrect or in conflict with the actual costs related to EQ 2 and any other relevant factors that need to be considered in order to determine the cost of operations at EQ 2 (as reviewed below in connection with the Actual Quad Cost calculation under Section F.II.3.). The calculation of Quad Cost Savings is not intended to take into account circumstances other than the cost savings generated by the implementation Quad/COF Technology and such other circumstances therefore should not be factored into the Spreadsheet used to calculate the EQ 2 Cost Base or otherwise result in an increased Quad Costs Savings amount. There will be no further changes in the EQ 2 Cost Base once calculated.

•	In accordance with Section 4.1(f)(i) of the LTTA the Royalty Rate Quad during the First Year equals the Base Rate, the Royalty Rate Quad for the 2nd year equals [****] x Base Rate and so forth based on the Declining Factor. However, the Royalty Rate Quad for the time starting once ESLR has provided EQ with the Quad/COF

FINAL	9	October 25, 2007
Technology until commencement of the First Year (“Ramp Up Period”), shall also equal the Base Rate.

•	The “First Year” shall be the twelve-month period commencing at the first day of the Start of Full Production (as defined below) . EQ shall be at full production when the average of the running production over the period of three calendar months exceeds [****] % of the Nominal Output (“Nominal Output”) for the first time (“Full Production”). The Nominal Output shall mean [****]. The first of the [****] calendar months shall be the “Start of Full Production”. Twelve months after the first day of the Start of Full Production shall mark the end of the first year of Full Production (“End of First Year”).
     2. The royalty paid by EQ to ESLR for the Quad/COF License during the Ramp Up Period and the First Year shall be an agreed nominal royalty. The Parties agree that the nominal cost savings value due to Quad/COF Technology compared to Gemini String Ribbon Technology (“Nominal Savings”) shall be [****] €/Wp resulting in a Base Rate of [****] €/Wp based on the formula stated above in Section F.II.1.
     3. In the last 3 months prior to the End of First Year using Quad/COF Technology the “Actual Quad Cost” will be calculated by taking the average performance of the Quad/COF Technology in EQ 3 during this time period as the inputs to the Spreadsheet, which shall be used as a modifiable model for the calculation of the Actual Quad Cost (as stated above for the EQ 2 Base Cost calculation under Section F.II.1.) and shall take into account the following key cost drivers:
1. [****]
The Quad Cost Savings times [****]% shall be the “Actual Base Rate”. On the basis of the Actual Base Rate the actual royalty for the Ramp Up Period and the First Year shall be recalculated and the difference between nominal royalty and actual royalty shall be either reimbursed by ESLR or paid to ESLR. The Base Rate going forward shall be the Actual Base Rate times the Declining Factor starting from 2nd year of full scale production. To ensure the efficacy of the Quad Cost Savings amount used to determine the Actual Base Rate, the production costs of EQ 3 using Quad/COF Technology for the last [****] months of the First Year will be compared to the production costs of ESLR using Quad/COF Technology during the same period and the performance immediately prior to the and immediately after the such [****]-month period.
As a possible secondary data point for determination of the Quad Cost Savings and to facilitate the comparison of the Gemini String Ribbon Technology and

FINAL	10	October 25, 2007
Quad/COF Technology, EQ shall run wafers produced on the basis of the Gemini String Ribbon Technology through the EQ factory using Quad/COF Technology.
4. The Royalty Rate Quad is subject to the following adjustments only:
•	If at the time the Quad Cost Savings is calculated the Quad/COF Technology implemented at EQ performs noticeably worse compared to Quad/COF Technology implemented at ESLR during the same period, which ESLR can reasonably document, and the Actual Quad Cost realized at EQ is significantly lower, than the Actual Quad Cost that could have been realized if the Quad/COF Technology implemented at EQ had performed as well as the Quad/COF Technology implemented at ESLR (such performance at ESLR, the “Potential Quad Cost”), ESLR can request once that the Actual Quad Cost be set equal to the Potential Quad Cost. The difference between (a) the Potential Quad Cost and (b) the EQ 2 Base Cost shall be multiplied times [****] % to determine the Base Rate, which Base Rate shall subsequently be reduced based on the Declining Factor.

•	The Parties agree that, when introduced to EQ by ESLR, additional improvements to the Quad/COF Technology which are expected to result in (a) additional reductions in wafer thickness and (b) improved after heater performance, will be considered MNIP when such improvements are implemented at EQ, and the Cost Savings generated at EQ by the applicable improvement calculated according to Section F.II.3. shall result in an increase in the royalty paid by EQ to ESLR for the Quad/COF Technology. The Declining Factor for the calculation of the Royalty Rate Quad shall be equal to the Declining Factor used for the calculation of Royalty Rate Quad in the same time period, e.g. if advancements resulting in additional wafer thickness reductions of after heater functionality is in use by EQ in the year after the End of First Year, the Declining Factor shall be [****] and will be reduced by [****] % in each further year.

•	Provided that the sum of (1) the actual production costs of EQ using Quad/COF Technology and (2) the royalty paid to ESLR exceeds in any given calendar year the actual average production costs of REC or QC for conventional sliced crystalline silicon, then the royalty can be reduced in accordance with Article 4.1f (vii) of the LTTA. If this sum exceeds the actual average production costs, EQ can request, and ESLR is obliged to accept, a reduction of the Royalty Rate Quad to a level such that the sum of EQ’s production costs and the Royalty Rate Quad are equal to the average

FINAL	11	October 25, 2007
production costs of conventional sliced crystalline silicon of REC or QC, but the level of the Royalty Rate Quad shall never go below zero. The request can be made once every calendar year by EQ supported either by REC or QC provided that the supporting party must own [****]% or more of the outstanding shares of EQ at the time the request is made. The actual average production costs used to evaluate such request shall include the average production costs of each of REC or QC only if the applicable party owns 10% or more of the outstanding shares of EQ at the time the request is made. To prove the actual average production costs of REC or QC, as applicable, a statement of an independent auditor has to be presented showing the respective average productions costs evaluated by the auditor. The auditor has to treat all information confidentially and shall not disclose any figures or other type of information except the evaluated result.

•	The adjustments to the Royalty Rate Quad set forth in this Section F.II.4. first and second bullet point shall be determined following from a recalculating of the Actual Quad Cost. In no event will the EQ 2 Base Cost be recalculated.
5.	The calculation of the royalty rate for any Commercial Improvements to the Quad/COF Technology developed after the date of this MOU shall be made according to Section G.III.2.
     III. Effective following the IPO, or following any other exit, mutually agreed between the Parents and allowing the Parents to sell shares, EQ is only entitled to sublicense the Quad/COF Technology as well as the Commercial Improvements made to the Quad/COF Technology by ESLR within five years after the IPO, without the right to sublicense further, to its future wholly owned affiliates as well as future affiliates in which it holds [****]. EQ shall continue to hold [****] of the equity in such affiliate for at least five years after commencement of the sublicensing agreement with such affiliate. EQ can only sublicense the Quad/COF Technology to its affiliates for use in countries where enforceable patent protection exists in favor of ESLR or in which there are pending patent application for the String Ribbon Technology. Further sublicensing by EQ to other territories or other affiliates will be considered by ESLR on a case-by-case basis with full discretion to permit or forbid such sublicensing if ESLR determines that there is an unreasonable risk of violation of the intellectual property rights related to the String Ribbon Technology. As long as EQ holds [****] interest in the applicable sublicensee affiliate, EQ will pay ESLR royalties from sublicensing (or stipulate that sublicensors pay such royalties directly to ESLR) based on the same terms as if the volume manufactured and sold by the sublicensee had been manufactured and sold by EQ. In such case, the amount of the royalties or other consideration received by EQ from its sublicensees for the Quad/COF Technology (with or without any Commercial Improvements thereto) shall not affect the royalty payment made by EQ to ESLR for such sublicenses. If EQ’s ownership of the applicable sublicensee affiliate falls below [****]% at any time before

FINAL	12	October 25, 2007
the end of the applicable five-year period, the right for the respective affiliate regarding the Quad/COF Technology and any Commercial Improvements thereto shall terminate. If EQ’s ownership of the applicable sublicensee affiliate falls below [****]% at any time after the five-year period during which EQ is required to maintain such ownership percentage, all royalties (together with any other payments and the value of other consideration received by EQ in lieu of royalties) in exchange for the right to use the Quad/COF Technology shall be paid to ESLR; provided that in no event shall the royalty paid to ESLR for sublicensed Quad/COF Technology (with or without any Commercial Improvements thereto) be less than the royalty that would have been payable to ESLR by EQ if the same volume of Licensed Products manufactured and sold by the sublicensee had been manufactured and sold by EQ.
     IV. EQ is entitled to improve Quad/COF Technology and shall during the five years after the IPO, or the five years after any other exit, mutually agreed between the Parents and allowing the Parents to sell shares, provide ESLR with a world-wide, non-exclusive, perpetual, irrevocable, royalty bearing (the calculation of the royalty rate shall be made according to the provisions set forth in Section G.III.2) license to any Commercial Improvements. ESLR is entitled to sublicense, without the right to sublicense further, the Commercial Improvements made by EQ to the Quad/COF Technology to its affiliates or third parties in line with, and not worse than, the terms of the license between EQ and ESLR. ESLR will pay EQ royalties from sublicensing (or stipulate that sublicensors pay such royalties directly to EQ) based on the same terms as if the volume manufactured and sold by the sublicensee had been manufactured and sold by ESLR. The amount of the royalties or other consideration received by ESLR from its sublicensees for the Quad/COF Technology (with or without any Commercial Improvements thereto) shall not affect the royalty payment made by ESLR to EQ for such sublicenses.
     V. During the five-year period following the IPO, or following any other exit, mutually agreed between the Parents and allowing the Parents to sell shares, under no circumstances shall the technology developments and improvements by EQ or ESRL and any of its affiliates and/or sub-licensees of the Quad/COF Technology (including any Commercial Improvements thereto) block or prevent further technology development of the String Ribbon Technology (including any Commercial Improvements thereto) by EQ or ESLR. In no event shall this provision require EQ or ESLR or any of its their respective affiliates and/or sub-licensees to disclose or share technology developments or improvements of the Quad/COF Technology (including any Commercial Improvements thereto) unless such technology developments and improvements are Commercial Improvements which are subject to the cross-license requirements provided for in this MOU.
     G. Additional String Ribbon Technology License.
     I. For a period of five years beginning with the IPO, or beginning with any other exit, mutually agreed between the Parents and allowing the Parents to sell shares, ESLR and EQ are obliged to offer to license to each other any Commercial

FINAL	13	October 25, 2007
Improvements to the String Ribbon Technology which are not already subject to Section E or Section F that leads to MNIP, as defined in the LTTA, improvements on the wafer, cell or module manufacturing step or wafer, cell or module performance (“Additional SR Technology”). For clarification purposes, such obligation does not exist for technology that is not related to the String Ribbon Technology for manufacturing string ribbon wafers (i.e. improvements of cell or module manufacturing are excluded from Commercial Improvements which must be offered by either ESLR or EQ to the other Party).
     II. If any license offer required pursuant to Section G.I. is accepted by the other Party, the license from one party to the other shall be world-wide, non-exclusive, perpetual, irrevocable and royalty bearing.
     III. The royalty fee for these individual licenses shall be negotiated at market terms, however the following requirements shall also apply:
     1. [****]
     2. If one party has not granted a license (or is not allowed to sublicense) for a particular Additional SR Technology to any third party, the royalty fee shall be negotiated at arm’s length in line with rates of similar licensing arrangements. The royalty rate shall be initially set at [****]. If the Parties cannot agree on the amount of the [****], EQ and ESLR shall agree on an independent expert who shall determine the [****] according to the provisions mentioned above. If one Party does not accept the result or the Parties cannot agree on the independent expert an arbitration proceeding in accordance with Section 9.8 of the LTTA shall take place.
     3. If one party has not granted a license for a particular Additional SR Technology to any third party at the time of the offer of such particular Additional SR Technology to the other party but grants a license for such a particular Additional SR Technology to any third party afterwards within the five-year period following the IPO, the conditions of the license to the other party shall be amended accordingly if the conditions of the license to such third party are more favorable per the directions under Section G.III.1. above. This amendment shall be on a going forward basis only and in no case will any paid royalties be refunded provided that the one party informs the other party about the conditions of the license to the third party promptly.
     IV. EQ is entitled to sublicense any Additional SR Technology developed by ESLR within five years after the IPO, or within five years after any other exit, mutually agreed between the Parents and allowing the Parents to sell shares, without the right to sublicense further, to its future wholly owned affiliates as well as and future affiliates in which it holds [****]. EQ shall continue to hold [****] of the equity in such affiliate for at least five years after commencement of the sublicensing agreement with such affiliate. EQ can only sublicense the Additional SR Technology developed by ESLR to its

FINAL	14	October 25, 2007
affiliates for use in countries where enforceable patent protection exists in favor of ESLR or in which there are pending patent application for the Additional SR Technology. Further sublicensing by EQ to other territories or other affiliates will be considered by ESLR on a case-by-case basis with full discretion to permit or forbid such sublicensing if ESLR determines that there is an unreasonable risk of violation of the intellectual property rights related to the String Ribbon Technology. As long as EQ holds [****] interest in the applicable sublicensee affiliate, EQ will pay ESLR royalties from sublicensing (or stipulate that sublicensors pay such royalties directly to ESLR) based on the same terms as if the volume manufactured and sold by the sublicensee had been manufactured and sold by EQ. In such case, the amount of the royalties or other consideration received by EQ from its sublicensees for the Additional SR Technology (with or without any Commercial Improvements thereto) shall not affect the royalty payment made by EQ to ESLR for such sublicenses. If EQ’s ownership of the applicable sublicensee affiliate falls below [****]% at any time before the end of the applicable five-year period, the right for the respective affiliate regarding the Additional SR Technology and any Commercial Improvements thereto shall terminate. If EQ’s ownership of the applicable sublicensee affiliate falls below [****]% at any time after the five-year period during which EQ is required to maintain such ownership percentage, all royalties (together with any other payments and the value of other consideration received by EQ in lieu of royalties) in exchange for the right to use the Additional SR Technology shall be paid to ESLR; provided that in no event shall the royalty paid to ESLR for sublicensed Additional SR Technology (with or without any Commercial Improvements thereto) be less than the royalty that would have been payable to ESLR by EQ if the same volume of product manufactured and sold by the sublicensee had been manufactured and sold by EQ.
     V. ESLR is entitled to sublicense any Additional SR Technology developed by EQ, without the right to sublicense further, to its affiliates or third parties. ESLR will pay EQ royalties from sublicensing (or stipulate that sublicensors pay such royalties directly to EQ) based on the same terms as if the volume manufactured and sold by the sublicensee had been manufactured and sold by ESLR. The amount of the royalties or other consideration received by ESLR from its sublicensees for the Additional SR Technology (with or without any Commercial Improvements thereto) shall not affect the royalty payment made by ESLR to EQ for such sublicenses.
     VI. Within the five-year period following the IPO, or following any other exit, mutually agreed between the Parents and allowing the Parents to sell shares, EQ and ESLR are both entitled to improve any Additional SR Technology licensed from each other and must offer each other with a world-wide, non-exclusive, perpetual, irrevocable, royalty bearing license, to any such improvements that constitute Commercial Improvements. Any such Commercial Improvements shall be deemed to be Additional SR Technology and this Section G shall apply to such Commercial Improvements accordingly.
     VI. During the five-year period following the IPO, or following any other exit, mutually agreed between the Parents and allowing the Parents to sell shares, under no

FINAL	15	October 25, 2007
circumstances shall the technology developments and improvements by EQ or ESLR and/or any of its affiliates and/or sub-licensees of the String Ribbon Technology (including any Commercial Improvements thereto) block or prevent further technology development of the string ribbon technology (including any Commercial Improvements thereto) by EQ or ESLR. In no event shall this provision require EQ or ESLR or any of its their respective affiliates and/or sub-licensees to disclose or share technology developments or improvements of the String Ribbon Technology (including any Commercial Improvements thereto) unless such technology developments and improvements are Commercial Improvements which are subject to the cross-license requirements provided for in this MOU.
     I. Sales.
     I. The current sales representative agreement between ESLR and EQ will remain in force until EQ decides it has built up its own reasonably complete sales and marketing force. A transition agreement to deal with existing and future customers of Evergreen and EQ shall be negotiated by the Parties in good faith as soon as practicable.
     II. Under the sales representative agreement, EQ will provide a sufficient quantity of product to ESLR (branded as Evergreen Solar product) so that ESLR will be able to honor all sales contracts and other customer commitments already entered into by the time of signing this MOU. However, the following activities shall commence immediately after signing this MOU:
     1. The transfer of the sales function from ESLR to EQ should take place as early as possible. As the product produced by EQ today is branded and sold by ESLR, a thoughtful customer and product transition plan needs to be created early. Therefore new sales contracts and other customer commitments and volumes committing more of EQ’s future volumes must carefully be evaluated by the Supervisory Board.
     2. EQ will be renamed and as such a new brand will be developed for EQ. Any sales contracts entered into by EQ should be based on products to be sold under EQ’s new brand.
     3. ESLR will continue to receive a sales fee according to the Sales Representative Agreement dated September 29, 2006 for all sales or sales agreements made by the ESLR sales team at the time of signing this MOU and further sales agreements approved by the Supervisory Board of EQ. According to the contract, this fee will be reviewed and renegotiated during autumn 2007 for 2008. ESLR shall support EQ in building its own sales capabilities in terms of customer contacts, sales contract structure etc. and will be reimbursed at a rate determined as part of the customer and product transition plan.

FINAL	16	October 25, 2007
     J. IPO.
     I. All Parties desire to pursue a listing of the shares in EQ on a stock exchange of recognized international standing or on an authorized marketplace of recognized international standing (an “IPO”).
     II. Subject to applicable fiduciary duties and applicable law, all Parties hereby undertake to co-operate and approve such IPO, including the taking of all steps necessary to facilitate such IPO, including but not limited to, (i) retaining one or more internationally renowned investment banks (the “Banks”); and (ii) subject to the Banks’ advice in favor of proceeding with the preparations for an IPO, conducting a due diligence regarding EQ, amending the Articles of Association and the legal form of EQ as reasonably required to complete the IPO, and retaining legal counsel for the purposes of, inter alia, preparing the necessary prospectus; and (iii) voting in favor of an increase of EQ’s share capital to the effect that the free-float after the IPO, resulting from the shares sold in the IPO plus the new shares, correspond to at least [****].
     III. The Parties shall have the right to sell part of their shares in EQ in the IPO only if and to the extent that (i) the financing needs of EQ are met by the IPO; and (ii) such sale is not deemed, by the Banks, to jeopardize the success of the IPO. The Parties expect to be able to sell up to [****] % of their shares in EQ at the IPO. Unless the Parties agree otherwise, the Parties shall be entitled to sell their shares in the IPO on a pro-rata basis.
     IV. The Parties shall not sell, transfer, assign or otherwise dispose of any shares in EQ during a lock-up period of up to 180 days after the IPO, to the extent required by the Banks.
     V. The Parties agree to negotiate in good faith a stockholders’ agreement related to customary additional rights and obligations of principal stockholders related to an IPO, which rights and obligations the Parties acknowledge may vary depending on the stock exchange or authorized marketplace that is selected by the Parties for the IPO.
     K. Confidentiality. Subject to any required disclosure of this MOU required by United States securities laws or otherwise, this MOU and its contents are confidential and all Parties hereby agree to keep confidential and not to disseminate this MOU or any of its contents except (i) to legal, technical and financial advisors who have agreed to be bound by the confidentiality obligations in this paragraph, (ii) if agreed by the Parents in advance or (iii) if required by law or court or administrative order. The Parties acknowledge that United States securities laws may require this MOU to be filed with the Securities and Exchange Commission by ESLR, at which time it may become publicly available, provided that ESLR shall, upon the request by the other Parties, use its best efforts to limit the extent to which the MOU and/or its content is made publicly available. Any costs arising out of activities undertaken by ESLR as part of such best effort, shall be borne equally by the Parents.

FINAL	17	October 25, 2007
     L. Jurisdiction.  Insofar as permissible, exclusive jurisdiction for all disputes arising from and in connection with this MOU shall be Berlin, Germany. The laws of Germany shall apply exclusively, excluding its provisions concerning private international law and excluding the UN Sales Convention.
     M. Existing Agreements.  Where this MOU deviates from the existing agreements between the Parties in relation to EQ, including the agreements as of September 29, 2006, the MOU shall prevail. In all other respects the existing agreements remain in full force until they are amended or cancelled accordingly and new agreements are entered into.
     N. Severability.  If individual parts of this MOU are wholly or in part invalid, the other sections shall retain their validity unless the severed portion was essential to the purpose of this MOU.
     O. Binding nature.
     I. This MOU shall be legally binding and may only be amended or terminated by the unanimous written agreement of the Parties. No modification or amendment to this MOU will be valid or binding except if stated in writing and executed by duly authorized representatives of each Party.
     II. The agreements to be entered into in regards to implementation of the IPO shall be negotiated in good faith having the mutual aim of the IPO in mind.
     P. Validity.
     This MOU (or the agreements entered into pursuant to this MOU) shall remain valid after an IPO as contemplated in the terms of this MOU (e.g., Commercial Improvements are required to be licensed during the five-year period following an IPO, the license rights contemplated are perpetual, the silicon supply agreement calls for the supply of silicon through 2015 etc.) or after any other exit mutually agreed to among the Parents which allows the Parents to sell shares, if an IPO or any other mutually agreeable exit has taken place by December 31, 2009. Alternatively, if no IPO or no other mutually agreeable exit has taken place by December 31, 2009 the MOU (or the agreements entered into pursuant to this MOU) shall terminate.
     Q. Process and timetable.  The process will be to prepare, negotiate and enter into amended and/or new definitive legal agreements to the extent required to give effect to the terms and conditions set forth in this MOU.
     An expected non-binding timetable for moving forward is as follows:

Date	Action

End October, 2007	Make public announcement

November/December, 2007	Negotiation of agreements

December, 2007	Finalize agreements

FINAL	18	October 25, 2007
     IN WITNESS WHEREOF, the undersigned duly authorized representatives of the Parties have executed this MOU as of the date first referenced above.

Evergreen Solar, Inc.		Q-Cells AG

By:	/s/ Michael El-Hillow	By:	/s/ F. Holzapfel — /s/ H. Schüning

Print name:	Michael El-Hillow	Print name:	F. Holzapfel — H. Schüning

Title:	Chief Financial Officer	Title:	CTO — CFO

Date:	October 25, 2007	Date:	25/10/07

Renewable Energy Corporation		EverQ GmbH

By:	/s/ Erik Thorsen	By:	/s/ R. Mohr — /s/ G. Marhan

Print name:	Erik Thorsen	Print name:	R. Mohr — G. Marhan

Title:	President & CEO	Title:	CFO — COO

Date:	25-10-2007	Date:	25/10/07

FINAL	October 25, 2007
Exhibit A
[****]